PROSPECTUS                 Pricing Supplement No. 3110
Dated January 10, 1995     Dated April 28, 1998
PROSPECTUS SUPPLEMENT Rule 424(b)(3)-Registration Statement No. 333-07469 Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  April 28, 1998

Settlement Date (Original Issue Date):  May 1, 1998

Maturity Date:  May 3, 1999

Principal Amount (in Specified Currency):  US$300,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.075%

Net Proceeds to Issuer (in Specified Currency):  US$299,775,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
    Inverse Floating Rate
    Other Floating Rate

  Interest Rate Basis:   CD Rate    Commercial Paper Rate
   Federal Funds Rate (See "Additional Terms - Interest" below)
   LIBOR   X Prime Rate   Treasury Rate
   Other (See "Additional Terms - Interest" below)

  Spread (Plus or Minus):  minus 2.89%  Spread Multiplier:  N/A

  Index Maturity:  N/A             Index Currency:  N/A

  Maximum  Interest Rate:  N/A     Minimum Interest  Rate: N/A

  Interest Payment Period:  Quarterly

  Interest  Payment Dates:  Every February 1, May 1, August 1
                    and November 1, commencing
                    August 1, 1998 and on the Maturity Date (with respect to the period from and including February 1, 1999 to but excluding May 3,
                    1999)

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
                          Page 2
                         Pricing Supplement No. 3110
                         Dated April 28, 1998
             Rule  424(b)(3)-Registration Statement No. 333-07469

             Initial Interest Rate Per Annum:   To be
             determined two Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:  Daily, on each  Business Day

Interest  Determination Dates: Two Business Days prior to each
Interest Reset Date

Form of Notes:

   X DTC registered         non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A


                        (Floating Rate Notes)
                              Page 3
                         Pricing Supplement No. 3110
                         Dated April 28, 1998
              Rule  424(b)(3)-Registration Statement No. 333-07469

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General.

  At December 31, 1997, the Company had outstanding indebtedness totalling $136.814 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1997 excluding subordinated notes payable after one year was equal to $136.117 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1993   1994  1995  1996  1997
           1.62   1.63  1.51  1.53  1.48

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act to which reference is hereby made.
                        (Floating Rate Notes)
                              Page 3
                         Pricing Supplement No. 3110
                         Dated April 28, 1998
           Rule  424(b)(3)-Registration  Statement No. 333-07469

Prime Rate:

  "Prime Rate" means, with respect to any Interest Determination Date, the rate as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication ("H.15(519))" set forth in the H.15(519) for that day under the heading "Bank Prime Loan". If prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date such rate is not yet published in the H.15(519), the rate for that Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates appear on the Reuters
  Screen US Prime 1 Page for that Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360 day year as of the close of business on such Interest Determination Date by three major money center banks in New York City selected by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates so quoted; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate will continue to be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen US Prime 1 Page" means the display page designated as "US Prime 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Plan of Distribution:

  The  Notes  are  being purchased by Lehman Brothers  Inc.  (the
  "Underwriter"), as principal, at the Public Offering Price set forth on the cover page hereof less an underwriting discount equal to 0.075% of the prinicpal amount of the Notes.